UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 16, 2008

Date of Report (Date of earliest event reported)

VERTICAL BRANDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31667	13-3579974
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

16000 Ventura Blvd., Suite 301

Encino, CA 91436

(Address of principal executive offices, including zip code)

(818) 926-4900

Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On May 16, 2008, Vertical Branding, Inc. (the “Company”) entered into an employment agreement with Daniel McCleerey pursuant to which Mr. McCleerey (“Executive”) will be employed as the Company’s Chief Financial Officer. The agreement, and Executive’s employment, are terminable by either the Company or Executive at any time and for any reason; provided, however, that should Executive’s employment be terminated on or after October 21, 2008, and prior to March 31, 2010 (such period of time being referred to as the “Severance Term”), by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability (as such terms are defined in the employment agreement), then Executive, subject to executing a release of claims, is entitled to payment of an amount equal to Executive’s then-current base salary for a period of three (3) months.

Executive’s compensation package under the employment agreement includes cash and equity components. Executive’s starting base salary is $185,000 per year, increasing to $195,000 on October 20, 2008, and with any increases thereafter in the discretion of the Company’s Board of Directors (“Board”). In addition to base salary, Executive is eligible to participate in an annual incentive plan established for Company executives from year to year by the Board (or Compensation Committee thereof) in its discretion and which may involve personal or Company performance criteria or some combination thereof.

Executive is also entitled to receive (i) an option to purchase 125,000 shares of the common stock of the Company at market price on the date of grant by the Board (the “Option”), and (ii) a restricted stock award in the amount of 75,000 shares (the “RSA”). The Option and the RSA are to be granted under and pursuant to the Company’s 2006 Stock Awards Plan, will vest quarterly over a period of three (3) years from the date of grant, and will otherwise be on the terms and conditions embodied in the Company’s standard agreements memorializing such awards. Additional equity incentive compensation, if any, may be awarded at such times and in such form as determined in the discretion of the Committee and/or the Board.

In addition to the foregoing, the employment agreement includes customary provisions concerning confidentiality, ownership of intellectual property, non-compete obligations and post-termination covenants.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 16, 2008, Daniel McCleerey, 51, succeeded Victor Brodsky as the Company’s Chief Financial Officer and as Secretary of the corporation. Mr. McCleerey joined the Company in April 2008 as Vice President of Finance. Previously, since 2006, Mr. McCleerey was acting CFO for Inogen, Inc., a venture capital-backed, start-up medical device company. Prior to Inogen, between 1998 and 2006, Mr. McCleerey was Corporate Controller for Semtech Corporation, a Nasdaq-listed international semiconductor manufacturer, where his responsibilities included financial reporting, Sarbanes-Oxley compliance and financial integration of domestic and foreign business units and acquired businesses. From 1996 to 1998, Mr. McCleerey served as CFO for Container Components, a privately held international plastics manufacturing company. Mr. McCleerey’s experience also includes three years (1993-1996) of business consulting engagements for large and small public and private companies, a nine-year stint (1984-1993) as Director of Financial Planning, Budgets and Analysis for Pharmavite Corporation, a packaged goods manufacturer of vitamins, as well as having served as Supervisor of Financial Planning for Jafra Cosmetics Inc. (1981-1984), Cost Accounting Manager for Dolco Packaging Corp. (1980-1981), Senior Cost Accountant for Gulf & Western Elco Corp. (1979-1980) and Cost Accountant with United States Gypsum Co. (1978-1979). Mr. McCleerey holds a Bachelor of Science, Business Administration from California State University, Northridge, with emphasis in Accounting and Finance.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

The following exhibits are filed with this Report:

Exhibit Number	Description
99.1	Press Release Announcing Appointment of Daniel McCleerey as Chief Financial Officer
99.2	McCleerey Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2008	VERTICAL BRANDING, INC.

	By:	/s/ DANIEL MCCLEEREY
Daniel McCleerey Chief Financial Officer

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